UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2010

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 First Avenue Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2010 (the “Agreement Date”), Yahoo! Inc. (the “Company”) entered into an agreement with Hilary Schneider (the “Separation Agreement”) providing for Ms. Schneider’s resignation as Executive Vice President of the Americas region of the Company effective as of December 31, 2010, or such earlier date as requested by the Company. Following that date, the Separation Agreement also provides that Ms. Schneider will continue to be employed by the Company to provide transition services. Her employment with the Company will terminate on the earlier of April 29, 2011 or the date the Company terminates her employment for failure to comply with material Company policies and procedures (the date of such termination being the “Separation Date”).

Under the Separation Agreement and subject to the terms and conditions set forth therein, the Company and Ms. Schneider have agreed to, among other items, the following:

•	Ms. Schneider will continue to receive her regular salary and benefits through the Separation Date.

•

Provided that Ms. Schneider otherwise complies with the terms of the Separation Agreement, she will receive a payment equal to her target bonus under the Company’s 2010 Executive Incentive Plan (“EIP”) (which is 100% of her base salary) multiplied by the percentage level at which the Company’s 2010 EIP Bonus Pool is funded.

•

Following the Separation Date, Ms. Schneider will be entitled to receive a lump sum payment equal to $420,000 for providing transition services, provided that she complies with the terms of the Separation Agreement and executes a release of claims on or after the Separation Date.

•

The Separation Agreement does not modify the terms of any of Ms. Schneider’s previously granted stock options or restricted stock unit awards. These awards will continue to vest through the Separation Date. Any awards unvested as of the Separation Date will terminate and be forfeited as of the Separation Date.

The Company has commenced a search for a successor to Ms. Schneider as head of the Company’s Americas region.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ MICHAEL J. CALLAHAN
Name:	Michael J. Callahan
Title:	Executive Vice President, General Counsel and Secretary

Date: October 1, 2010